(Letterhead of Branden T. Burningham, Esq.)


  May 26, 2006


  U.S. Securities and Exchange Commission
  100 F Street, N.E.
  Washington, D.C.  20549

      Re:   Consent to be named in the S-8 Registration Statement of Wizzard
      Software Corporation, a Colorado corporation (the "Registrant"), to be filed on or about May 26, 2006, covering the registration and issuance of 125,000 shares of common stock to the participant in the Company's 2006 Stock Option Plan

  Ladies and Gentlemen:

  I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                     Sincerely yours,

                                     /s/ Branden T. Burningham

                                     Branden T. Burningham

  cc:    Wizzard Software Corporation